Wake Up x HODL Social Video Ad Social Post: Now trading: The VanEck Bitcoin Trust (HODL). Learn more: vaneck.com/HODL Prospectus: vaneck.com/hodlprospectus/ Disclosures in Social Post Comment: Video: Frame 1 TEXT: IT’S NOT TOO LATE TO WAKE UP TO BITCOIN. Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-251808 March 1, 2024

Frame 2 TEXT: NOW AVAILABLE: THE VANECK BITCOIN TRUST (HODL) Frame 3 TEXT: An investment in the in the VanEck Bitcoin Trust (the “Trust,” or “HODL”) may not be suitable for all investors. Inves ng involves significant risk, and you could lose money on an investment in the Trust. The value of Bitcoin is highly vola le, and the value of the Trust’s shares could decline rapidly, including to zero. You could lose your en re principal investment. For a more complete discussion of the risk factors rela ve to the Trust, carefully read the prospectus. The Trust is not an investment company registered under the Investment Company Act of 1940 (“1940 Act”) or a commodity pool for the purposes of the Commodity Exchange Act (“CEA”). Shares of the Trust are not subject to the same regulatory requirements as mutual funds. As a result, shareholders of HODL do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

The Trust's investment objective is to reflect the performance of the price of Bitcoin less the expenses of the Trust’s operations. The Trust is a passive investment vehicle that does not seek to generate returns beyond tracking the price of Bitcoin. Frame 4 TEXT: The VanEck Bitcoin Trust has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the VanEck Bitcoin Trust filed with the SEC for more complete information about HODL and this offering. Please see the HODL prospectus for a detailed discussion of the risks of investing in HODL shares. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting vaneck.com/hodl. Alternatively, HODL or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333. The Sponsor of the Trust is VanEck Digital Assets, LLC. The Marketing Agent for the Trust is Van Eck Securities Corporation. VanEck Digital Assets, LLC., and Van Eck Securities Corporation are wholly- owned subsidiaries of Van Eck Associates Corporation. For more information, please contact the Marketing Agent for HODL: Van Eck Securities Corporation, Email: info@vaneck.com, Telephone: 800.826.2333 © 2024 Van Eck Associates Corporation, 666 Third Avenue, New York, NY 10017 VanEck Bitcoin Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting vaneck.com/hodl. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333.